Exhibit 99.1
T-3 Energy Services, Inc. Announces Second Quarter 2010 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) – July 29, 2010. T-3 Energy Services, Inc. (NASDAQ:TTES) reported that second quarter 2010 income from continuing operations increased to $3.3 million, or $0.25 per diluted share, compared to $2.0 million, or $0.15 per diluted share for the first quarter of 2010.
Revenues for the second quarter of 2010 increased 8% to $48.4 million, compared with $45.0 million in the first quarter of 2010. During the quarter, the Company benefitted from improvements in the United States market, which accounted for 57% of total revenues for the quarter.
Gross profit margins for the second quarter of 2010 improved to 35.8%, compared with 34.8% for the first quarter of 2010. Operating income for the second quarter of 2010 increased 79% to $5.0 million, compared with $2.8 million in the first quarter of 2010.
Steve Krablin, T-3’s Chairman, President and Chief Executive Officer commented, “We are pleased to have achieved sequential improvements in revenues, operating income, bookings and backlog this quarter. A favorable product mix improved margins across all business units and contributed to a 65% incremental increase in our operating income from the increased revenues.
“Despite delays caused by the potential impact of new rules for Gulf Coast offshore drilling, we slightly increased quarterly bookings to $50.8 million. This represents the fourth consecutive quarterly increase in our bookings and also increased our backlog to $42.1 million at June 30, 2010. Of particular note, bookings for U.S. land activities began to increase toward the end of the quarter, and we are now seeing an uptick in bookings for service and certification work on items that may be used in both surface and subsea offshore operations.
“Looking forward, we believe recent events in the Gulf of Mexico will lead to an increase in demand for pressure control equipment and for the servicing of existing equipment. This should provide enhanced revenue opportunities for us once the timing and content of regulations is fully known. We welcome these changes and look forward to continuing to participate in the servicing, certification and upgrading of equipment to meet new requirements and customer needs.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Except for historical information, statements made in this release, including those relating to potential future revenues, bookings, cash flow, backlog, growth, business trends and prospects constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “anticipate”, “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, the impact of new laws and regulations affecting the Company and its product and services, and variations in global business and economic conditions. The Company assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2009 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4118

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
Revenues:
Products	$39,630	$49,206	$36,632	$76,262	$102,547
Services	8,803	6,542	8,370	17,173	15,987

	48,433	55,748	45,002	93,435	118,534

Cost of revenues:
Products	26,032	31,226	24,130	50,162	64,407
Services	5,066	3,860	5,207	10,273	9,439

	31,098	35,086	29,337	60,435	73,846

Gross profit	17,335	20,662	15,665	33,000	44,688

Selling, general and administrative expenses	12,745	13,468	12,957	25,702	31,546

Equity in earnings of unconsolidated affiliates	458	359	106	564	553

Income from operations	5,048	7,553	2,814	7,862	13,695

Interest expense	(175)	(232)	(167)	(342)	(482)

Other income, net	75	225	62	137	250

Income from continuing operations before provision for income taxes	4,948	7,546	2,709	7,657	13,463

Provision for income taxes	1,643	2,658	729	2,372	4,755

Income from continuing operations	3,305	4,888	1,980	5,285	8,708

Income from discontinued operations, net of tax	76	—	—	76	—

Net income	$3,381	$4,888	$1,980	$5,361	$8,708

Basic earnings per common share:
Continuing operations	$.25	$.39	$.15	$.41	$.69

Discontinued operations	$.01	$—	$—	$—	$—

Net income per common share	$.26	$.39	$.15	$.41	$.69

Diluted earnings per common share:
Continuing operations	$.25	$.38	$.15	$.40	$.69

Discontinued operations	$.01	$—	$—	$.01	$—

Net income per common share	$.26	$.38	$.15	$.41	$.69

Weighted average common shares outstanding:
Basic	13,022	12,638	12,915	12,969	12,583

Diluted	13,195	12,744	13,093	13,143	12,698

T-3 ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,833	$11,747
Accounts receivable – trade, net	32,713	28,450
Inventories	62,412	53,689
Deferred income taxes	3,114	2,485
Prepaids and other current assets	6,516	7,311

Total current assets	112,588	103,682

Property and equipment, net	49,093	49,353
Goodwill, net	88,699	88,779
Other intangible assets, net	30,877	32,091
Other assets	5,699	5,916

Total assets	$286,956	$279,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$15,166	$17,213
Accrued expenses and other	12,138	14,359
Current maturities of long-term debt	—	—

Total current liabilities	27,304	31,572

Long-term debt, less current maturities	—	—

Other long-term liabilities	959	1,144
Deferred income taxes	8,710	8,009

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,337,819 and 13,038,143 shares issued and outstanding at June 30, 2010 and December 31, 2009	13	13
Warrants, 10,157 issued and outstanding at June 30, 2010 and December 31, 2009	20	20
Additional paid-in capital	186,835	181,115
Retained earnings	61,562	56,201
Accumulated other comprehensive income	1,553	1,747

Total stockholders’ equity	249,983	239,096

Total liabilities and stockholders’ equity	$286,956	$279,821